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Exhibit 15.1



Armstrong World Industries, Inc.
Lancaster, Pennsylvania

          RE:  Registration Statement on Form S-8
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Ladies and Gentlemen:

          With respect to the subject Registration Statement, we acknowledge our awareness of the incorporation by reference therein of our report dated May 10, 1999, related to our review of interim financial information.

          Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


KPMG LLP



Philadelphia, Pennsylvania
May 14, 1999